Exhibit 10.12

OMTOOL, LTD.

                                                                                                July 30, 2002

Personal and Confidential

Mr. Michael Sheehy

203 Pine Hill Road

Hollis, NH 03049

                Re:   Severance Eligibility

Dear Mike:

                In connection with your “at-will” employment offer by Omtool, Ltd. (“Omtool” or the “Company”), Omtool agrees to provide you with eligibility for the severance benefits set forth in this letter agreement (the “Agreement”) if your employment is terminated under the circumstances described below:

                1.             At-Will Employment.  This Agreement is not a contract to employ you for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and you, it being acknowledged that your employment is “at will” and that either you or Omtool may terminate the employment relationship at any time, for any or no reason, with or without “Cause” (as defined herein) and with or without prior notice.

                2.             Notice of Termination and other Matters.  Any termination of your employment, whether by you or Omtool, will be communicated by written notice (“Notice of Termination”) to the other party. All notices provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. mail, postage prepaid, addressed to Omtool, Ltd., 8 Industrial Way, Salem, NH 03079, and to you at the address shown above or to such other address as either Omtool or you may have furnished to the other in writing.

                3.             Severance Payments and Benefits Upon a Qualified Termination.

                                (a)           Omtool will provide you with the severance payments listed below only in the event of a Qualified Termination and provided that you execute a general release agreement in a form acceptable to the Company, except that the release will not effect your rights to indemnification or vested Benefits, and provided that you continue to adhere to any post-termination obligations including, but not limited to, any non-competition, non-disclosure and non-solicitation covenants. A “Qualified Termination” means your employment is terminated by the Company without “Cause” or by you for “Good Reason” (i) within the first eighteen months of your employment, or (ii) anytime after a Change of Control of the Company.  A termination of your employment will not constitute a “Qualified Termination” if your employment is terminated because (i) you die or become Disabled, (ii) Omtool terminates you for “Cause,” (iii) you resign or retire without “Good Reason”, (iv) you resign with “Good Reason” or you are terminated without “Cause” after the first eighteen months of your employment but before a Change of Control, or (v) the Company files for bankruptcy.

                                (b)           If a Qualified Termination occurs, you will be eligible to receive the following severance pay and benfits:

                                                (i)            Severance Pay.  Severance pay, in equal monthly installments at your monthly base salary rate in effect immediately prior to the Qualified Termination, for twelve months from the date of the Qualified Termination. The first severance payment will be made upon the first regularly scheduled Company payday on or following your execution of the release agreement referenced above, in accordance with the Company’s normal payroll practices as established or modified from time to time, and will be subject to all federal, state and/or local payroll and withholding taxes.

                                                (ii)           Payment of COBRA Premiums.   If you are eligible for and elect to continue health and dental continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay your COBRA premium (equal to the amount it paid during your employment) until the earlier of (x) 12 months from the date of the Qualified Termination, or (y) the date on which you become ineligible to receive COBRA coverage. During the period in which the Company is providing this benefit, you will be responsible for paying the portion of the premiums required for active employees, which will be automatically deducted from the severance payments referenced in Section 3(b)(i). Thereafter, you will be responsible for all COBRA payments.

                                (c)           In addition to the amounts set forth in Section 3(b), in the event a Qualified Termination occurs within one year after a Change of Control, any unvested stock options issued to you will become immediately vested and exercisable.

                                (d)           In the event it shall be determined that any payment by the Company to you (or for your benefit pursuant to this Agreement) is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with, or arising out of, your employment with the Company or a Change in Control of the Company or a substantial portion of its assets (a “Payment”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to you an additional payment (the “Gross-Up Payment”) in an amount such that the amount paid to you, net of any Excise Tax on such Payment and any additional Excise Tax or Income Tax on the Gross-Up Payment, shall equal the amount of such Payment. Such Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Company after consultation with its legal and tax advisors. In the event that the Excise Tax with respect to the Payments is subsequently determined to be less than the amount taken into account for purposes of calculating the Gross-Up Payment, you shall promptly repay to the Company the portion of the Gross-Up Payment that exceeds the Gross-Up Payment that otherwise would have been payable in connection with the actual Excise Tax imposed on the Payments. If the actual Excise Tax imposed on the Payments is greater than originally calculated by the Company the Company will promptly make any required additional payments to fulfill its obligations under this section.

                                (e)           You will not be entitled to any of the severance payments and/or benefits set forth above in Sections 3(b) or 3(c) if your employment termination from Omtool is not a Qualified Termination.  If your employment termination is not a Qualified Termination, your employment and this Agreement will automatically terminate and the Company will pay you (or in the case of death, your designated beneficiary or, if no beneficiary has been designated by you, your estate) your base salary earned but unpaid and vacation pay accrued but unused as of the termination date.

                                (f)            If Omtool determines that you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Omtool, then you agree that Omtool, regardless of the manner of your employment termination, can refuse to pay and/or cease paying and/or performing all severance-related obligations under this Section 3 to the extent permitted by applicable law.  The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which you shall not oppose.

                4.             Definitions.  For the purposes of this Agreement, the terms listed below are defined as follows:

                                (a)           Disabled.               You are “Disabled” for the purposes of this Agreement if you have been absent from the full-time performance of your duties with Omtool for 180 days, whether or not consecutively, within a any consecutive 12-month period, because of incapacity due to physical or mental impairment that substantially limits a major life activity, and you fail to resume performance of your essential job duties, with or without reasonable accommodation (provided that any such accommodation does not cause the Company an undue hardship).

                                (b)           Cause.    “Cause,” which shall be determined by the Company’s Board of Directors (the “Board”), shall mean: (i) your failure or refusal to render services to the Company, (ii) your failure to perform adequately the duties of your employment after you receive written notice from the Board setting forth in reasonable detail the nature of the performance inadequacies and you fail to cure such inadequacies within 30 days from receiving such notice, (iii) your commission of any act of gross negligence, dishonesty which materially adversely affects the company or its employees, insubordination or breach of fiduciary duty, (iv) your material breach of any term of this Agreement or any other agreement with Omtool, (v) your conviction of or plea of nolo contendere to (A) any felony or (B) any misdemeanor involving fraud, deceit, moral turpitude or embezzlement, (vi) your disregard of or failure to follow the Company’s rules or policies, or your commission of any other action that may cause material injuries to the Company, including your misappropriation of any money or other assets or property (tangible or intangible) of the Company.

                                (c)           Change of Control.  A “Change of Control” shall mean the occurrence of an “Acquisition” as defined in the Company’s 1997 Stock Plan, as amended, during the period in which you are eligible to receive the severance payments listed in Section 3.

                                (d)           Good Reason.  A termination by you for “Good Reason” will occur whenever any of the following circumstances have taken place, without your written consent, which the Company and the Board after receiving written notice thereof, have failed to cure within 30 days of  receiving such notice: (i) your position, duties and/or responsibilities are significantly and materially diminished, such that you are effectively demoted; (ii) your base salary is reduced; or (iii) in the event of a Change of Control, Omtool or any person in control of Omtool requires you to perform your principal duties in a new location outside of a radius of 30 miles from your business location at the time of the Change of Control.

                5.             Assignment.  Omtool may assign this Agreement, which will inure to the benefit of and be reinforced by Omtool’s successors and assigns.  You may not assign this Agreement.

                6.             Confidentiality.     The terms and conditions of this Agreement are strictly confidential.  You shall not discuss or reveal any information concerning this letter agreement to any past or present Omtool employee or any third person or entity other than your counsel and members of your immediate family.

                7.             Miscellaneous.

                                (a)           In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be un enforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall therein appear.

                                (b)           This Agreement shall be deemed to be made and entered into in the State of New Hampshire.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New Hampshire and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State, without giving effect to the principles of conflicts of laws of such State.

                                (c)           No waiver by the Company of any breach by you of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by you and either the Company’s Chief Executive or a designated, disinterested member of the Company’s Board of Directors.

                                (d)           You must execute a legally enforceable separation agreement and general release in a form acceptable to Omtool prior to the receipt of any payments set forth above.

                                 (e) This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment.  All prior negotiations and agreements regarding severance benefits, whether oral or written, express or implied, are hereby superseded and cancelled.

                If this letter sets forth our agreement, kindly sign and return to Omtool the enclosed copy of this letter.

                                                                                                Sincerely,

                                                                                                OMTOOL, LTD.

                                                                                                By:       /s/ Timothy P. Losik

                                                                                                Title:     Chief Operating Officer & CFO

Accepted and agreed to this 5th day of August, 2002

                Michael Sheehy

                /s/ Michael Sheehy

Signature